CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated April 11, 2003, accompanying the financial statements of eMagin Corporation and subsidiaries contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP

New York, New York
May 28, 2003